                                     AGREEMENT

     This AGREEMENT ("Agreement") is made and entered into as of July 31, 1996, by and among Jacob Y. Terner, M.D. ("Terner"), Barbara Noble ("Noble"), both individually and as representative ("Representative") of Joseph W. Noble, M.D., deceased ("Dr. Noble"), and the Noble 1992 Family Trust (the "Trust") of which Noble is the sole Trustee.

                                      RECITALS

     This Agreement is made with reference to the following facts and circumstances:

     A. Noble controls disposition of Suncrest Medical Group, Inc., a California professional corporation ("Suncrest") of which Dr. Noble was the sole shareholder;

     B. Noble is the sole owner of 1.5 million (1,500,000) shares and the Trust is the sole owner of 3.5 million (3,500,000) shares for a total of five million (5,000,000) shares ("Pre-Split Shares") of the Common Stock of Med-Search, Inc., a Delaware corporation ("Company");

     C. Pursuant to the terms of that certain Agreement and Plan of Reorganization, of even date herewith, a wholly owned subsidiary of the Company is merging with and into Prospect Medical Systems, Inc. (the "Merger"). At the closing of the Merger, Terner will be appointed Chairman of the Board of Directors and Chief Executive Officer of the Company;

     D. Concurrent with the Merger, Prospect Medical Group, Inc., a California professional corporation ("Prospect Medical Group"), is purchasing certain of the assets of Suncrest, pursuant to that certain Agreement for the Purchase and Sale of Assets of even date herewith ("Asset Purchase Agreement");

     E. Prospect Medical Group has previously entered into a Management Services Agreement, dated June 4, 1996, with Prospect Medical Systems, Inc., a Delaware corporation ("Prospect Medical Systems") pursuant to which Prospect Medical Systems has agreed to provide certain management and administrative services to Prospect Medical Group. As consideration for providing such services, Prospect Medical Group pays a management fee to Prospect Medical Systems in an amount which is calculated based upon the revenues generated by Prospect Medical Group. Following the closing of the Merger, as a result of the purchase of certain assets of Suncrest by Prospect Medical Group pursuant to the terms of the Asset Purchase Agreement, Prospect Medical Systems expects that the revenues generated by Prospect Medical Group will increase with a corresponding increase in the management fees payable to Prospect Medical Systems. Since Prospect Medical Systems will be a wholly-owned subsidiary of the Company following the Merger, the increased management fees payable to Prospect Medical Systems after the Merger will further increase the Company's revenues.

     F. Subsequent to the Merger, the Company intends to engage in a reverse stock split ("Reverse Stock Split") pursuant to which the Company will issue one
(1) new share ("Post-Split Share") of its Common Stock in exchange for each forty-four (44) Pre-Split Shares.

     NOW THEREFORE, in consideration of the covenants and conditions contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1.   ASSET PURCHASE AGREEMENT

     Noble, as Representative of Dr. Noble, will take such action as she deems necessary or advisable to cause Suncrest to consummate the transactions contemplated by the Asset Purchase Agreement.

     2.   STOCK PRICE GUARANTY AND ISSUANCE OF ADDITIONAL SHARES

          2.1 STOCK PRICE GUARANTY. In the event the Value, as defined herein, of the Post-Split Shares is less than one dollar and seventy five cents ($1.75) per share as of a date ("Calculation Date") thirty (30) months following the date of the closing of the Merger, Terner will pay to Noble and the Trust, respectively, the difference between one dollar and seventy five cents ($1.75) per share and the Value of the Post-Split Shares then held by Noble and the Trust, respectively, and resulting from the Pre-Split Shares; provided, however, that if, at any time during such thirty (30) month period the closing bid price of the Company's stock equals or exceeds one dollar and seventy five cents ($1.75) per share for twenty (20) consecutive trading days, Terner's obligation to pay such difference will terminate. As used in this Section 2. 1, the term "Value" shall mean the average closing bid price of the Post-Split Shares for the twenty (20) consecutive trading days preceding the Calculation Date.

          2.2 ISSUANCE OF ADDITIONAL SHARES. Within sixty (60) days following the later of the Reverse Stock Split or the Merger, Terner will use his best efforts to cause the Company to issue to Noble an additional fifty thousand (50,000) Post-Split Shares. These additional 50,000 Post-Split Shares constitute additional inducement to Noble to consummate the transactions contemplated by the Asset Purchase Agreement which transactions are expected to increase the Company's revenues as recited above. The Stock Price Guaranty set forth in
Section 2.1 shall not apply to the Post-Split Shares issued to Noble pursuant to this Section 2.2.

     3.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF NOBLE

     Noble, individually, as Representative of Dr. Noble and on behalf of the Trust, represents and warrants to Terner that the statements in this Section 3 are correct and complete as of the Closing Date, as defined in the Asset Purchase Agreement (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3).

          3.1 OWNERSHIP OF SHARES. Noble is the sole owner of 1,500,000 Pre-Split Shares. The Trust is the sole owner of 3,500,000 Pre-Split Shares.

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          3.2  SOLE TRUSTEE. Noble is the sole Trustee of the Trust.

          3.3 SOLE REPRESENTATIVE. Noble is the sole Representative of Dr. Noble for purposes of Section 13407 of the California Corporations Code.

          3.4 AUTHORIZATION. Noble, individually, as Representative of Dr. Noble and as Trustee of the Trust, has the power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All action on the part of Noble, both individually and as Representative of Dr. Noble, and the Trust necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby has been or will be taken prior to the Closing Date, and this Agreement constitutes the legal, valid and binding obligation of Noble, both individually and as Representative of Dr. Noble, and the Trust, enforceable in accordance with its terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditor's rights generally and except as enforceability is subject to general principles of equity.

          3.5 NO CONSENT REQUIRED. Neither the execution of this Agreement by Noble, either individually, as Representative of Dr. Noble or as Trustee of the Trust, nor the performance by Noble, either individually, as Representative of Dr. Noble or as Trustee of the Trust, of her obligations under this Agreement, requires the consent of any third party, which has not been obtained and delivered to Terner prior to the Closing Date.

          3.6 NO VIOLATION OF OTHER AGREEMENTS. Neither this Agreement nor any of the transactions contemplated hereunder violates or shall violate any lease, contract, document, understanding, agreement or instrument to which Noble, either individually or as Representative of Dr. Noble, or the Trust is a party or by which either may be bound.

          3.7 NO DEFAULT. Neither Noble, either individually or as Representative of Dr. Noble, nor the Trust is in default under the terms of any lease, contract, document, understanding, agreement or instrument pertaining to or affecting the transactions contemplated hereunder, nor has any event occurred that shall constitute a default by Noble, either individually or as Representative of Dr. Noble, or the Trust under any of the same following the passage of time or consummation of any of the transactions contemplated hereunder, nor has Noble, either individually or as Representative of Dr. Noble, or the Trust received any notice of any default under any of the same. No acceleration or other right to accelerate, terminate, modify, cancel, create a security interest or otherwise change any existing arrangement will be created as a result of the consummation of any of the transactions contemplated hereunder.

          3.8 NO LITIGATION. Except as set forth in Schedule 3.8, there is no pending litigation or, to the best knowledge of Noble, individually, as Representative of Dr. Noble and as Trustee of the Trust, threatened litigation, unasserted claim, or governmental investigation, relating to the Pre-Split Shares.

          3.9 NO VIOLATION OF LAWS. To the best knowledge of Noble, individually, as Representative of Dr. Noble and as Trustee of the Trust, neither Noble, either individually or as


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Representative of Dr. Noble, nor the Trust is in violation of any law, rule, regulation or administrative or judicial order pertaining to the Pre-Split Shares, and, to the best knowledge of Noble, individually, as a Representative of Dr. Noble and as Trustee of the Trust, there is no law, rule, regulation or administrative or judicial order that any of the transactions contemplated by this Agreement would violate.

          3.10 NO BANKRUPTCY PROCEEDINGS. Except as set forth in Schedule 3.10, neither Noble, either individually or as Representative of Dr. Noble, nor the Trust has (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by her or its creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of her or its assets, (iv) suffered the attachment or other judicial seizure of all or substantially all, of her or its assets, (v) admitted in writing her or its inability to pay her or its debts as they come due, or (vi) made an offer of settlement, extension or compromise to her or its creditors generally.

          3.11 NO UNTRUE STATEMENTS. To the best knowledge of Noble, individually, as Representative of Dr. Noble and as Trustee of the Trust, (i) neither Noble, either individually or Representative of Dr. Noble, nor the Trust has made any untrue statement or representation in connection with this Agreement, (ii) there are no undisclosed liabilities of any nature whatsoever in connection with the Pre-Split Shares, (iii) neither Noble, either individually or as Representative of Dr. Noble, nor the Trust has failed to state or disclose any material fact in connection with the transactions contemplated by this Agreement, and (iv) Noble, neither individually, as Representative of Dr. Noble nor as Trustee of the Trust, knows of any facts and has not misrepresented any facts concerning her, either individually or as Representative of Dr. Noble, or the Trust's ability, financial or otherwise, to consummate the transactions contemplated by this Agreement or that would otherwise materially adversely affect Terner's decision to consummate the transactions contemplated by this Agreement.

     4.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF TERNER

          Terner hereby represents and warrants to Noble that:

          4.1 NO VIOLATION OF OTHER AGREEMENTS. Neither this Agreement nor any of the transactions contemplated hereunder violates or shall violate any lease, contract, document, understanding, agreement or instrument to which Terner is a party or by which it may be bound.

     5.   CONDITIONS TO TERNER'S OBLIGATION

     Terner's obligation to consummate the transactions contemplated by this Agreement is conditioned upon satisfaction, or waiver by Terner in writing, of all of the following on or before the Closing Date:

          5.1 The Closing, as defined in the Asset Purchase Agreement, has occurred.

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          5.2  Terner has not exercised any of the cancellation or repurchase options set forth in the Asset purchase Agreement.

          5.3  The Merger has closed.

     6.   CONFIDENTIAL INFORMATION; PUBLICITY

          6.1 PUBLICITY No party shall, at any time on or after the date hereof through the Closing Date, issue any publicity or written or oral statement, or otherwise disclose the existence of this Agreement or any of the. terms or conditions hereof, or disclose the contemplation, implementation or consummation of any of the transactions intended hereby (other than to its employees, attorneys, financial advisors and other agents and representatives, as necessary in order to negotiate, evaluate, approve and consummate the transactions hereunder), without the prior written consent of Terner (in the case of Noble, either individually or as Representative of Dr. Noble, or the Trust) or Noble (in the case of Terner), except (i) as required by law, including as required of Terner by any applicable federal or state securities law (or agency's) disclosure requirements; (ii) as may be reasonably necessary in connection with any litigation or dispute arising out of this Agreement or any of the transactions contemplated hereunder; (iii) information contained in any such materials that was already in the disclosing party's possession prior to the date hereof; and (iv) information contained in any such materials that is or becomes generally available to the public other than as a result of a disclosure by a party hereto or its agents or employees in violation of this
Section 6.1 ( collectively, the "Exceptions"). In the case of any written publicity or statement, the applicable party with the above right of consent shall have the right to approve in advance the specific language of any such writing, provided that such approval may not be unreasonably withheld in the event of occurrence of any of the Exceptions.

     7.   MISCELLANEOUS

          7.1  NO THIRD PARTY BENEFICIARIES.   The parties intend that the
benefits of this Agreement shall inure only to Terner, Noble, both individually and as Representative of Dr. Noble, and the Trust except as expressly so stated herein. Notwithstanding anything contained herein, or any conduct or course of conduct by any party hereto, before or after signing this Agreement, this Agreement shall not be construed as creating any right, claim or cause of action against Terner, Noble, either individually or as representative of Dr. Noble, or the Trust by any other person or entity.

          7.2 ENTIRE AGREEMENT. This Agreement, together with all exhibits and schedules hereto, and all documents referred to herein, constitutes the entire agreement between the parties with respect to the subject matter hereof, supersedes all other and prior agreements on the same subject, whether written or oral, and contains all of the covenants and agreements between the parties with respect to the subject matter hereof. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by the other party(ies), or by anyone acting on behalf of any party, that are not identified herein,

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

and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.

          7.3 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs (as applicable), legal representatives, permitted successors and assigns. No party may assign this Agreement or the rights, interests and or obligations hereunder. Any assignment or delegation in contravention of this Section shall be null and void.

          7.4 NO WAIVER. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or be construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

          7.5 COUNTERPARTS. This Agreement, and any amendments thereto, may be executed in counterparts, each of which shall constitute an original document, but which together shall constitute one and the same instrument.

          7.6 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          7.7 NOTICES. Any notices required or permitted to be given hereunder by any party to the other shall be in writing and shall be deemed delivered upon personal delivery; twenty-four (24) hours following deposit with a courier for overnight delivery; or seventy-two (72) hours following deposit in the U.S. Mail, registered or certified mail, postage prepaid, return-receipt requested, addressed to the parties at the following addresses or to such other addresses as the parties may specify in writing:

     If to Terner

          Jacob Y. Terner, M.D.
          205 Chautauqua Boulevard
          Pacific Palisades, CA 90272


     If to Noble or the Trust:

          Barbara Noble
          5400 The Toledo, Penthouse, Suite 701
          Long Beach, CA 90803

          7.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

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

          7.9 AMENDMENT. This Agreement may be amended at any time by agreement of the parties, provided that any amendment shall be in writing and executed by all parties.

          7.10 SEVERABILITY. If any provision of this Agreement in held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions will nevertheless continue in full force and effect, unless such invalidity or unenforceability would defeat an essential business purpose of this Agreement.

          7.11 FEES AND EXPENSES. Except as otherwise explicitly set forth in a writing signed by the parties, each party shall bear its own expenses including, without limitation, attorneys' and accountants' fees in connection with the preparation of this Agreement and the transactions contemplated hereby.

          7.12 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except as expressly stated to the contrary herein, the representations and warranties of Noble, both individually and as Representative of Dr. Noble, the Trust and Terner contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall survive the Closing Date; provided, however, that such survival shall be limited to a period of six (6) months from the date hereof.

          7.13 TIME OF ESSENCE. Time is expressly made of the essence of this Agreement and each and every provision hereof of which time of performance is a factor.

          7.14 CONSTRUCTION OF AGREEMENT. Ambiguities, in any, in this Agreement shall be reasonably construed in accordance with all relevant circumstances, including, without limitation prevailing practices in the industry of the parties in the place where the contract is to be performed and shall not be construed against either party, irrespective of which party may be deemed to have authored the ambiguous provision.

          7.15 DISPUTE RESOLUTION.

               (a) In the event the parties hereto are unable to resolve any dispute in connection with this Agreement, the parties may mutually agree to arbitrate in accordance with the following.

               (b) There shall be one arbitrator. If the parties shall fail to select a mutually acceptable arbitrator within ten (10) days after the demand for arbitration is mailed, the parties stipulate to arbitration before a retired judge sitting on the Los Angeles Judicial Arbitration Mediation Services (JAMS) panel.

               (c) The parties shall share all costs of arbitration. The prevailing party shall be entitled to reimbursement by the other party(ies) of such party's(ies') attorney's fees and costs and any arbitration fees and expenses incurred in connection with the arbitration hereunder.

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

               (d) The substantive law of the State of California shall be applied by the arbitrator to the resolution of the dispute. The parties shall have the rights of discovery as provided for in Part 4 of the California Code of Civil Procedure and as provided for in Section 1283.05 of said Code. The California Code of Evidence shall apply to testimony and documents submitted to the arbitrator.

               (e) Arbitration shall take place in Los Angeles, California, unless the parties otherwise agree. As soon as reasonably practicable, a hearing with respect to the dispute or matter to be resolved shall be conducted by the arbitrator. As soon as reasonably practicable thereafter, the arbitrator shall arrive at a final decision, which shall be reduced to writing, signed by the arbitrator and mailed to each of the parties and their legal counsel.

               (f) All decisions of the arbitrator shall be final, binding and conclusive on all parties and shall constitute the only method of resolving disputes or matters subject to arbitration pursuant to this Agreement. The arbitrator or a court of appropriate jurisdiction may issue a writ of execution to enforce the arbitrators judgment. Judgment may be entered upon such a decision in accordance with applicable law in any court having jurisdiction thereof.

               (g) Notwithstanding the foregoing, because time is of the essence of this Agreement, the parties specifically reserve the right to seek a judicial temporary restraining order, preliminary injunction, or other similar short term equitable relief, and grant the arbitrator the right to make a final determination of the parties' rights, including whether to make permanent or dissolve such court order.

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

          7.16 FURTHER ASSURANCES. The parties shall take such actions and execute and deliver such further documentation as may reasonably be required in order to give effect to the transactions contemplated by this Agreement and the intentions of the parties hereto.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date written above

                                   JACOB Y. TERNER, M.D.

                                   /s/ Jacob Terner, M.D.
                                   ---------------------------------------

                                   BARBARA NOBLE, Individually

                                   /s/ Barbara Noble
                                   ---------------------------------------

                                   NOBLE 1992 FAMILY TRUST

                                   By: /s/ Barbara Noble
                                      ------------------------------------
                                        Barbara Noble, Trustee

                                   BARBARA NOBLE AS REPRESENTATIVE
                                   OF JOSEPH W. NOBLE, M.D.

                                   /s/ Barbara Noble
                                   ---------------------------------------

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